Contact: Lisa Winter
Director-Communications
Atkore International
708 225-2453

Atkore International Inc. Acquires Heritage Plastics

Harvey, Illinois, September 16, 2013/PRNewswire/ -- Atkore International Inc. (“Atkore”), today announced that it has entered into a definitive agreement to acquire the assets of the Heritage Group of companies (“Heritage Plastics”), a leading U.S. manufacturer of PVC conduit, fittings, elbows, as well as plumbing pipe products (www.heritageplastics.com).

“We’re committed to expanding our core capabilities in conduit by becoming the leader within the PVC industry -- as first evidenced by the recent appointment of Bill Waltz as president of our Plastic Pipe & Conduit business,” noted John Williamson, President and Chief Executive Officer of Atkore International. “The acquisition of Heritage Plastics complements our existing PVC product portfolio, expands our market presence nationwide, and enhances the total suite of value-added solutions for our electrical raceway customers.”

In total, the Heritage Group employs nearly 300 employees across its locations: Heritage Plastics, Inc. in Carrollton, Ohio and Tampa, Florida; Heritage Plastics Central, Inc. in Weatherford, Texas; and Heritage Plastics West, Inc. in Milford, Utah. All facilities have capabilities to operate 24 hours a day, 7 days a week to meet customer demand.

Charles McCort, founder and co-owner of Heritage Plastics said, “We have grown as a market leader through our entrepreneurial spirit and industry experience, which has been recognized and rewarded. We are proud of our company’s accomplishments to date and look forward to participating in the future growth of the Plastic Pipe & Conduit business at Atkore.”

All facilities of the Heritage Group of companies will continue operating at their current locations. Terms of the sale are undisclosed.

About Atkore International Inc.
Atkore International Inc. is a global manufacturer of galvanized steel tubes and pipes, electrical conduit, armored wire and cable, metal framing systems and building components; serving a wide range of construction, electrical, fire and security, mechanical and automotive applications. With 3,200 employees and more than 35 manufacturing and distribution facilities worldwide, Atkore supplies global customers with innovative solutions and quality products. To learn more, please visit www.atkore.com.
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